Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, (the "Agreement"), made this the 1st day of June, 2008, by and between Shore Bank, a banking corporation organized under the laws of the Commonwealth of Virginia (the "Bank" or "Employer"), with a principal address of 25020 Shore Parkway, Onley, Virginia (23418), and Scott C. Harvard (the "Officer"), with an address of ____________, ____, Virginia (____), and to which Hampton Roads Bankshares, Inc., a Virginia corporation and the proposed parent company of the Employer (“HRB”), is made a party.

WITNESSETH:

WHEREAS, this Agreement is entered into by the Bank as a condition of the closing of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated January 8, 2008, by and between HRB and Shore Financial Corporation, a Virginia corporation, (“SFC”), pursuant to which Merger Agreement the Bank will become a wholly owned subsidiary of HRB and, further, Officer is being directly and materially benefited as an equity holder and executive of SFC and through this Agreement with the Bank;

WHEREAS, the Officer currently is rendering or desires to render valuable services to the Employer and and HRB and it is the desire of the Employer and HRB to have the benefit of the Officer's continued and future loyalty, service and counsel;

WHEREAS, Employer is engaged in the business of banking and Officer has particular and peculiar knowledge and background in the operation of a business of this nature; and

WHEREAS, the Officer wishes to continue in the employ of the Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

1.                        Employment.   The Employer agrees to continue to employ the Officer, and the Officer agrees to continue to or serve the Employer, as the Bank’s President and Chief Executive Officer, upon the terms and conditions herein provided. As of the Commencement Date (as defined below) or as soon thereafter as HRB’s Board of Directors shall meet, the Officer will also be elected as the Executive Vice President for DelMarVa Operations for HRB and serve as an executive officer of HRB in that position as HRB is currently structured. For purposes of this Agreement, “DelMarVa” shall be defined as the geographic area encompassing parts of Delaware, Maryland and Virginia generally known as the DelMarVa Peninsula. The Officer agrees to perform such managerial duties and responsibilities as shall be assigned to him by Employer’s Board of Directors (the “Board”) and/or the President and/or Chief Executive Officer of HRB; provided, however, as HRB is currently structured, the Officer will report to HRB’s Chief Executive Officer. The Officer shall devote his time and attention on a full-time basis to the discharge of the duties undertaken by him hereunder; provided, however, that the Officer may (i) continue to serve on the Board of the Federal Home Loan Bank of Atlanta for so long as Officer is elected or re-elected to such position and (ii) serve on the boards of directors of other companies with the prior consent of the Board.

2.	Terms and Compensation.

(a)           Term of Agreement. The term (the “Term”) of this Agreement shall commence on the date (the “Commencement Date”) of the closing of the Merger Agreement. On the Commencement Date, the Officer’s certain Amended and Restated Employment Agreement dated December 14, 1999, with SFC and certain Management Continuity Agreement dated December 14, 1999, with SFC shall both terminate and be superseded and replaced with this Agreement. Thereafter, the Agreement shall continue until the first to occur of (i) except as otherwise provided in Section 3 hereof, the end of the sixtieth (60th) consecutive full month following the Commencement Date, (ii) the Officer's death, or (iii) except as provided in Paragraph (d) of this Section 2, the Officer's disability. Notwithstanding the foregoing, however, in the event the Officer is not informed by the Bank, in writing, prior to the last day of the forty-eighth (48th) consecutive full month following the Commencement Date of employment, or any subsequent renewal term, that this Agreement will not be renewed, this Agreement will automatically renew itself for additional periods of sixty (60) months (each a “Renewal Term”) from the original anniversary date or, as the case may be, any Renewal Term. For purposes of this Agreement, the “Term” shall include and refer to, as appropriate by the context, any Renewal Term.

(b)            Compensation. Officer shall be paid an annual base salary of not less than $250,000 (“Base Salary”), payable in accordance with the Bank’s normal payroll practices. Any increases or adjustments in Officer’s annual Base Salary shall be in the sole discretion of the Board.

(c)            Benefits. The Officer shall be eligible for participation in any additional plans, programs or forms of compensation or benefits that the Bank might provide from time to time to the class of employees that includes the Officer, or, as allowed, for the Officer solely, which benefit plans currently or may include: (i) the Bank’s 401K Retirement Program subject to normal Internal Revenue Service guidelines with respect to the maximum amount of participation; (ii) a non contributory profit sharing plan where a discretionary contribution made by the Bank on behalf of its personnel is allocated based upon IRS allocations for profit sharing plans necessary to insure that it remains a qualified retirement account in accordance with ERISA guidelines; and (iii) a deferred compensation arrangement described in subsection 2(d) below. In addition, it is the intent of HRB to have Shore Bank, subject to the approval of the Shore Bank’s Board of Directors, establish an executive savings plan for Shore Bank employees, including the Officer, on, or as soon as practicable after, the Commencement Date, that provides benefits similar to the executive savings plan currently maintained by Bank of Hampton Roads. The benefits, rights and obligations of the Officer under the various plans or arrangements set forth above or in this Agreement shall be exclusively governed by the respective plans or governing documents as they may be amended or established from time to time in the event of any conflict with this Agreement.

(d)          Retention Bonus; Deferred Compensation Arrangement. On the Commencement Date, $244,000 shall be paid to Officer as a retention bonus. In addition, on the earlier of ten years from the Commencement Date or the date on which Officer's employment by the Bank and its affiliates ceases for whatever reason, the Officer shall be paid $400,000 pursuant to a deferred compensation arrangement that will offer investment options that will be as substantially similar as possible to the investment options to be made available under the Bank’s proposed executive savings plan, plus any additional amounts described in the next sentence. While the Officer is employed by the Bank or its affiliates, the Bank will accrue the following additional amounts for the benefit of Officer as of last day of each calendar year beginning December 31, 2009 and ending December 31, 2018: (i) if the Bank’s year-over-year net income under GAAP for such calendar year increases by 10% or more, $100,000, or (ii) if Bank’s year-over-year net income under GAAP for such calendar year increases, but such increase is less than 10%, $25,000, including, in either case, earnings on such amounts beginning on or about December 31st of each year that an award is made based on the investment options that will be as substantially similar as possible to the investment options to be made available under the Bank’s proposed executive savings plan. For purposes of clarity, calculations for 2008 shall be inclusive of expenses related to the merger of HRB and SFC.

(e)             Disability.   In the event of the physical or mental disability of the Officer by reason of which the Officer is unable to perform the duties of his employment hereunder, the Employer shall continue to pay or provide to the Officer the compensation and benefits provided under Paragraphs (b) and (c) of this Section 2 for the first six (6) months of such disability. If, however, the disability continues beyond such six-month period, the Employer may, at its election, terminate the Officer's employment under this Agreement, in which case the Officer may be entitled to receive disability benefits, if any, available to the Officer under the Employer’s plans in effect at that time.

(f)             Death.   In the event that the Officer's death should occur during the Term of this Agreement, this Agreement shall terminate and the Officer or his estate or beneficiaries, as the case may be, shall be entitled only to income earned but not yet paid as of the date of death and any and all retirement or death benefits payable under the Employer's plans in effect at that time and no further compensation will be paid under this Agreement.

(g)           Automobile.    During the Term, the Bank will provide Officer with the use of a vehicle which Officer may choose and select within a reasonable budget established by the Board. All fuel, insurance and maintenance shall be paid for by the Bank pursuant to the Bank’s Automobile Policy as adopted by the Board.

(h)           Vacation.    The Officer will be entitled to paid vacation days in accordance with the Bank’s vacation policy for senior executive officers as adopted by the Board but in no event less than 20 days.

(i)             Insurance and other Expenses.    The Bank will provide Officer with health insurance, dental insurance and life insurance coverage as are provided to the class of employees that includes the Officer, as well as the necessary tools to perform Officer’s duties as an executive officer of the Bank, including, but not limited to, reimbursement (aa) for the Officer’s current cellular phone plan or participation in the Bank’s cell phone plan, (bb) current and customary dues and related expenses at the Eastern Shore Yacht & Country Club, and (cc) dues for necessary civic organizations which Officer may join and are used or designed to further enhance Officer’s opportunity to conduct the business of the Bank, subject to approval by the Board.

(j)              Stock Options. Officer shall be eligible to participate in HRB’s current stock option program (including the Bank’s current stock option program as may be assumed by HRB as of the Commencement Date) and any future stock option program as may be adopted from time to time by HRB, subject at all times to a determination by the HRB Board of Directors to include the Officer in any stock option program. In addition to stock options that will arise or as are granted during Officer’s employment period, on the Commencement Date, HRB will issue to the Officer (i) incentive stock options for 8,000 shares of HRB common stock and (ii) non-statutory stock options for 10,000 shares of HRB common stock, with the exercise price of each option being equal to the fair market value of HRB common stock on the date of grant. Such options shall vest over five (5) years and be subject to the stock incentive plan as adopted by HRB’s Board of Directors and shareholders in effect at the time of issuance.

(k)          Incentive for Future Bank Acquisitions. During the course of Officer’s employment by the Bank, if, through the substantial efforts of and participation by Officer, either HRB or the Bank acquires another bank or related financial institution, then, within thirty (30) days subsequent to the closing of any such transaction, HRB will issue to the Officer incentive stock options for 5,000 shares of HRB common stock, with the exercise price of each option being equal to the fair market value of HRB common stock on the date of grant. Such options shall vest over five (5) years and be subject to the stock incentive plan as adopted by HRB’s Board of Directors and shareholders in effect at the time of issuance.

(l)           Termination of Compensation and Benefits. The foregoing compensation, benefits, and other arrangements described in this Section 2 shall cease when Officer is no longer employed by Employer for any reason or upon termination of this Agreement.

3.	Termination of Employment.

(a)           Termination by the Employer.    Officer’s employment with the Bank may be terminated by the Bank in accordance with the following provisions:

(i)           The Bank may, at any time, terminate Officer’s employment for “good cause” (as defined below). If such termination is for good cause, then the Officer shall be entitled only to receive his base salary in respect of services performed through the Date of Termination and the compensation and benefits of the Officer will cease as of the Date of Termination as defined in Paragraph 3(d). For purposes of this Agreement, “good cause” means a dismissal of the Officer by Employer because of (i) the material failure of the Officer, for reasons other than disability, to render services to the Employer as provided herein; (ii) the Officer's gross or willful neglect of duty, neglect or refusal to perform all duties assigned to him, in good faith, under this Agreement or by Employer; (iii) imprudent financial management of Employer by the Officer not otherwise authorized which causes Employer an extraordinary or material loss; (iv) conviction of or guilty plea to a felony or a crime involving moral turpitude; (v) illegal use of drugs or alcohol; (vi) the material breach of this Agreement; (vii) material waste or misuse of assets of Employer; (viii) embezzlement, dishonesty, fraud or other similar acts reflecting adversely upon Officer’s honesty and integrity, (ix) illegal or intentional acts by the Officer demonstrating bad faith toward the Employer, including, but not limited to, any conduct by Officer so as to permit, condone or acquiesce in any act or conduct of other persons, which could cause Employer, its parent or any of its subsidiaries, to be in material violation of any law, statute or regulation, or (x) commission by Officer of any other act which causes a material adverse impact on the Bank’s standing in the community or with its customers, staff or shareholders, including, but not limited to, if Officer is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s business by any regulatory authority governing Employer’s business.

(ii)          The Bank may, at any time, terminate Officer’s employment without “good cause” (as defined above). If such termination is without good cause then Employer shall pay the Officer a termination allowance in not more than twelve (12) equal monthly payments commencing on the last day of the month in which the date of actual termination occurs, the total amount of which will equal the Officer’s Base Salary, but not including any bonuses, exclusive of any payments made pursuant to Section 2(e), paid to the Officer by Employer in the twelve (12) months preceding the Notice of Termination. Except as provided in this paragraph, upon the termination herein described, the compensation and benefits of the Officer will cease as of the Date of Termination as defined in Paragraph 3(d).

(iii)        If Officer’s employment is terminated by the Bank without good cause and such termination occurs within one (1) year after a “Change in Control” of Employer’s Parent Company (as such terms are defined below) then the provisions of Paragraph 4 shall govern the compensation or benefits owed to the Officer upon the Officer’s termination.

(b)          Termination by the Officer.  Officer’s employment with the Bank may be terminated by the Officer in accordance with the following provisions:

(i)           The Officer shall be entitled to terminate his employment pursuant to this Agreement voluntarily at any time, provided, however, that in the event the Officer terminates his employment pursuant to this Agreement without “good reason” (as defined below) or other than in connection with a “Change in Control” as described below, then the Officer shall be entitled to no termination allowance and/or no severance allowance and no further compensation or benefits after the "Date of Termination" as defined in part (d) of this Paragraph 3.

(ii)          The Officer may terminate his employment for good reason and will be entitled in such event to the payments and other benefits provided in Paragraph 3(a)(ii) in the event of a termination of the Officer’s employment without good cause. For purposes of this Agreement, “good reason” shall mean: (aa) the continued assignment to the Officer of duties inconsistent with the Officer’s position, duty and responsibilities with Employer as of the Commencement Date to which the Officer objects, in writing; (bb) the relocation of the Officer to a primary place of employment which might require the Officer to move his residence which, for this purpose, includes any reassignment to a place or employment located more than thirty-five (35) miles from Onley, Virginia, without Officer’s express written consent to such relocation; or (cc) any failure by Employer or HRB, or any successor entity following a “Change of Control” (as defined below), to comply with the provisions of Section 2 or other material term of this Agreement. Notwithstanding the foregoing, “good reason” shall not include any resignation by the Officer where good cause exists for the Officer’s termination by the Employer or an isolated, insubstantial, immaterial and/or inadvertent action not taken in bad faith by the Employer or HRB and which is remedied within a reasonable time after receipt of notice thereof given by the Officer.

(iii)        The Officer shall be entitled to terminate his employment pursuant to this Agreement within six (6) months after the occurrence of a “Change in Control” with respect to HRB, its successor’s or assigns, (Employer’s “Parent Company”), in which case Employer shall be obligated to pay the Officer and furnish him the benefits provided in Section 4 hereof. For purposes of this Agreement, a Change in Control shall be defined as (a) the date that any one person, or more than one person, acting as a group, acquires ownership of stock of the Parent Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Parent Company, (b) the date any one person, or more than one person, acting as a group, acquires (or has acquired ownership during the 12 month period ending on the date of the most recent acquisition by such person) ownership of stock of the Parent Company possessing 30% or more of the total voting power of the stock, or (c) the date a majority of the members of the Parent Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent Company’s Board before the date of the appointment or election.

(c)           Notice of Termination.    Any termination of the Officer's employment by the Employer or by the Officer shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances providing the basis for termination.

(d)           Date of Termination.    The "Date of Termination" shall mean (i) if the Agreement is terminated by the Officer, the date on which the Notice of Termination is delivered to Employer, (ii) if the Agreement is terminated by the Employer because of the Officer's disability, thirty (30) days after the Notice of Termination is given, or (iii) if the Officer's employment is terminated by the Employer for any other reason, the date on which a Notice of Termination is given.

4.             Compensation upon Termination for a Change in Control Event. If the Officer’s employment is terminated by the Bank in accordance with Section 3(a)(iii) or the Officer terminates his employment pursuant to Section 3(b)(iii) hereof, then:

(a)            Accrued but Unpaid Compensation.     The Employer shall pay the Officer's full base salary through the Date of Termination at the rate then in effect and the amount, if any, of awards theretofore made which have not yet been paid.

(b)          Severance Allowance.    The Employer shall pay the Officer a severance allowance in sixty (60) equal monthly payments commencing on the last day of the month in which the Date of Termination occurs, the total amount of which will equal 2.99 times (2.99x) the base amount.

For purposes of this Paragraph 4(b), the following definitions shall apply:

(i)            Base Amount - The term "base amount" means the Officer's average annualized includible compensation for the base period.

(ii)          Annualized Includible Compensation for the Base Period - The term "annualized includible compensation for the base period" means the average annual compensation paid by the Employer, which was includible in the gross income of the Officer for federal income tax purposes for taxable years in the base period.

(iii)         Base Period - The term "base period" means the period consisting of the most recent three (3) taxable years ending before the date on which the Change of Control occurs.

(iv)          Present Value - Present value shall be determined in accordance with Section 1274(b)(2) of the Code.

(c)           Incentive Plans.   The Employer shall pay such other amounts to which the Officer is entitled according to the terms of the incentive plans, equity plans, supplemental retirement plans, etc., in which the Officer participates.

(d)           Employee Benefits.    The Employer shall maintain in full force and effect, for the Officer's continued benefit until the earlier of the first (1st) anniversary of the Date of Termination or the date the Officer becomes a participant in similar plans, programs or arrangements provided by a subsequent employer, all life, accident, medical and dental insurance benefit plans and programs or arrangements in which the Officer was entitled to participate immediately prior to the Date of Termination, provided that the Officer's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Officer's participation in any such plan or program is barred, the Employer shall arrange to provide the Officer with benefits substantially similar to those which the Officer is entitled to receive under such plans and programs. At the end of the period of coverage, the Officer shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Employer and relating specifically to the Officer.

(e)           No Duty to Mitigate.      The Officer shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by the Officer as the result of employment by another employer after the Date of Termination, or otherwise.

5.              Return of Bank Property. When the Officer's employment with the Bank ends, the Officer shall immediately deliver to the Bank all of its property, including, but not limited to (i) all documents and copies of such documents whether in hard copy or electronic format, including, but not limited to, address and telephone records of customers, listings of customer names and/or account numbers, and any telephone records of customers, listings of customer names and/or account numbers, and any other items or records in the Officer's possession, or subsequently coming into the Officer's possession pertaining to the business of Employer, including without limitation, confidential and proprietary information which the Officer would not possess but for his or her employment relationship with Employer and (ii) any tangible personal property of Employer or provided by Employer to Officer, including, but not limited to, computer(s) and related peripherals, laptops, automobiles, cellular telephones, access cards and credit cards.

6.	Prohibition of Certain Activities.

(a)              During the Officer's employment with the Bank and for a period of one (1) year following the date Officer's employment with the Bank ends, the Officer will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other individual or representative capacity whatsoever, engage in a position where Officer is engaged in the process of providing services or products that compete with the services or products the Bank provided at any time during the last year of Officer’s employment with the Bank. This restriction shall only apply within a twenty-five (25) mile radius of any office or branch operated by the Bank on the date Officer’s employment with the Bank ends.

(b)              During the Officer's employment with the Bank and for a period of one (1) year following the later of (i) the date Officer's employment with the Bank ends or (ii) the date Officer ceases to receive any payment from the Bank pursuant to this Agreement (except as provided below), Officer will not solicit, or assist any person or entity to solicit, any person or entity who, during the six (6) month period prior to the date Officer’s employment with the Bank ends, paid or engaged the Bank for products or services, for the purpose of providing services or selling products where those services or products compete with the services or products offered by the Bank as of the date Officer’s employment with the Bank ends. If Officer’s employment with the Bank is terminated pursuant to sections 3(a)(iii) or 3(b)(iii) of this Agreement, the duration of the restriction set forth in this section 6(b) shall be one (1) year from the date Officer’s employment with the Bank ends.

(c)              During the Officer's employment with the Bank and for a period of one (1) year following the later of (i) the date Officer’s employment with the Bank ends or (ii) the date Officer ceases to receive any payment from the Bank pursuant to this Agreement (except as provided below), the Officer agrees that he will not on his own behalf or on behalf of any person or entity, in any capacity, solicit, recruit or hire or assist others in soliciting, recruiting or hiring any person who is currently or was during the preceding twelve (12) months prior to the Officer's termination of employment with Employer, an employee or officer with Employer, Employer’s subsidiaries or Employer’s Parent Company. If Officer’s employment with the Bank is terminated pursuant to sections 3(a)(iii) or 3(b)(iii) of this Agreement, the duration of the restriction set forth in this section 6(c) shall be one (1) year from the date Officer’s employment with the Bank ends.

(d)              During the Officer's employment with the Bank, and at all times thereafter, Officer agrees not to disclose, communicate or divulge to any third party, or use, or permit others to use, any confidential information of the Bank. For purposes of this Agreement, “confidential information” shall mean all information disclosed to Officer, or known to Officer as a consequence of or through Officer’s employment with the Bank, where such information is not generally known by the public or was regarded or treated as proprietary by the Bank.

Subsections (a), (b), (c), and (d) of this Section 6 are intended by the parties hereto as separate and divisible provisions, and if for any reason either one is held to be invalid or unenforceable, neither the validity nor the enforceability of the other shall thereby be affected. If any court holds that the whole or any part of Subsections (a), (b), (c), and (d) is unenforceable by reason of the extent, duration or geographic scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographic scope, or other provisions hereof, and in its reduced form such Section shall be enforceable in the manner contemplated hereby.

7.            Notice of Subsequent Employment. For a period which is the later of one (1) year (i) after the Officer's employment with Employer ends or (ii) the date Officer ceases to receive any payment from the Bank pursuant to this Agreement (except as provided below), the Officer agrees to notify Employer of the name and address of the Officer's employer and the Officer hereby authorizes Employer to contact any such employer during that period for the limited purpose of making the employer aware of this Agreement and protection against any disclosure of confidential and proprietary information, or unfair competition. If Officer’s employment with the Bank is terminated pursuant to sections 3(a)(iii) or 3(b)(iii) of this Agreement, the duration of the restriction set forth in this section 7 shall be one (1) year from the date Officer’s employment with the Bank ends.

8.            Remedies. The Officer acknowledges that if Officer breaches or threatens to breach this Agreement, in addition to any and all other rights and remedies it may have, Employer shall be entitled to injunctive relief, both pendente lite and permanent, against the Officer, as the Officer recognizes that a remedy at law would be inadequate and insufficient.

Employer shall be entitled to recover from the Officer all costs and expenses, including but not limited to reasonable attorney's fees and court costs, incurred by Employer as a result of or arising out of any breach of threatened breach under or pursuant to this Agreement in addition to such other rights and remedies as Employer may have under this Agreement or any other agreement, at law or in equity.

9.            Section 4999 Gross-Up Payment. In the event it shall be determined that any payments and benefits called for under the Agreement and any Amendments thereto, together with any other payments and benefits (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Agreement (a "Payment") would be subject to the excise tax imposed under Section 4999 of the Code, or any successor statute, or any interest or penalties are incurred by the Officer with respect to such excise tax (collectively, the "Excise Tax"), then the Officer shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

(a)          Gross -Up Determination. Subject to the provision of Subsection (b) herein, all determinations required to be made under this Agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Employer’s external accounting firm or such other independent certified accounting firm (the "Accounting Firm") selected by mutual consent of Employer and the Officer, which shall provide detailed supporting calculations both to Employer and the Officer within fifteen (15) business days of the receipt of notice from the Officer that there has been a Payment, or such earlier time as is requested by Employer. The calculations under this Agreement will be made in a manner consistent with the requirements of Code Sections 280G and 4999 and any applicable related regulations and any related Internal Revenue Service rulings. All fees and expenses of the Accounting Firm for such determination shall be borne solely by Employer. Any determination by the Accounting Firm shall be binding upon Employer and the Officer. Any Gross-Up Payment, as determined pursuant to this Agreement shall be paid by Employer to the Officer within five (5) days of the receipt of determination by the Accounting Firm that such payment is due; provided, however, that all gross-up payments must be paid no later than the end of the calendar year in which the Officer remits the related taxes. If it is determined that no Excise Tax is payable to the Officer, it shall so indicate to the Officer in writing.

(b)          Notification to Employer. The Officer shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notice shall be given as soon as practicable but no later than ten (10) business days after the Officer is informed in writing of such claim and said notice shall advise Employer of the nature of such claim and the date on which such claim is requested to be paid. The Officer shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies the Officer in writing prior to the expiration of such period that it desires to contest such claim, the Officer shall:

(i)	give Employer any information reasonably requested relating to such claim,
(ii)

take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonable selected by Employer,

(iii)	cooperate with Employer in good faith in order to effectively contest such claim; and
(iv)	permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with any contest of a claim for payment of the Excise Taxes and Employer shall indemnify and hold the Officer harmless, on an after tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Agreement, Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Officer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs the Officer to pay such claim and sue for a refund, Employer shall advance the amount of such payment to the Officer, on an interest-free basis and shall indemnify and hold the Officer harmless, on an after-tax-basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Officer with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c)           Underpayment of Gross-Up Payment. In the event there is an underpayment of the Gross-Up Payment due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination the Accounting Firm, and the Officer thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of any such underpayment that has occurred and such amount will be promptly paid by Employment to or for the benefit of the Officer.

(d)          Refund of Gross-Up Payment. If, after the receipt by the Officer of an amount advanced by Employer pursuant to this Agreement, the Officer becomes entitled to receive any refund with respect to such claim, the Officer shall subject to Employer's complying with the requirements of Subsection (b) above, promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Officer of an amount advanced by Employer pursuant to Subsection (b) above, a determination is made that the Officer shall not be entitled to any refund with respect to such claim and Employer does not notify the Officer in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10.          Specified Employee. If Officer is a Specified Employee on his separation from service, payments under Sections 3 and 4 of this Agreement shall be delayed until the six-month anniversary of the Officer's separation from service date. For purposes of this Agreement, Specified Employee means an Officer who on the date of his separation from service is a Key Employee of the Employer provided that the Employer is publicly traded on an established securities market. Key Employee means an Officer who meets the requirements of Code section 416(i)(1)(A)(i), (ii), or (iii) applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5). Compensation for purposes of identifying the Key Employee is defined according to Treasury Regulation section 1.415(c)-2(a) applied without regard to the safe harbor provided in Treasury Regulation section 1.415(c)-2(d), the special timing rules provided in Treasury Regulation section 1.415(c)-2(e), and the special rules provided in Treasury Regulation section 1.415(c)-2(g).

11.          Litigation Expenses. Employer agrees to pay promptly as incurred, to the full extent permitted by law, all the legal fees and expenses which the Officer may reasonably incur as a result of any contest (regardless of the outcome thereof unless a court of competent jurisdiction determines that the Officer acted in bad faith in initiating the contest) brought by Employer, the Officer or others concerning the validity or enforceability of, or liability under, the Change in Control of Employer’s Parent Company (as defined above) provision of this Agreement or Amendments thereto, or any guarantee of performance thereof (including as a result of any contest by the Officer about the amount of any payment pursuant to the Change in Control provision or its Amendments), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A); provided however, that the reasonableness of the fees and expenses must be determined by a court of competent jurisdiction.

12.	Miscellaneous.

(a)          Waiver A waiver by any party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such terms and conditions for the future, or of any subsequent breach thereof.

(b)          Severabilitv.    If any provision of this Agreement, as applied to any circumstances, shall be adjudged by a court to be void and unenforceable, the same shall in no way affect any other provision of this Agreement or the applicability of such provision to any other circumstances.

(c)            Amendment.    This Agreement may not be varied, altered, modified, changed, or in any way amended except by an instrument in writing, executed by the parties hereto or their legal representatives.

(d)            Nonassignabilitv of Payments.    Neither the Officer nor his estate shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable.

(e)            Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the Officer (and his personal representative), Employer and any successor organization or organizations which shall succeed to substantially all of the business and property of Employer, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of Employer or otherwise, including by operation of law.

(f)             Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia, whether statutory or decisional, applicable to agreements made and entirely to be performed within such state and such provisions of federal law as may be applicable. Venue for any dispute arising hereunder shall lie exclusively in the state or federal courts located in or having jurisdiction over the City of Norfolk, Virginia, or where Employer’s Parent Company is headquartered.

(g)            Assignment.    Officer shall not have the right to transfer or assign any or all of his or her rights or interest hereunder. Pursuant to the provisions of Section 3(b) hereof, Officer agrees that should Employer convey all or substantially all of Employer’s assets to a third-party, which assets include this Agreement, that Employer may assign this Agreement to such third-party without the prior consent of Officer, and, further, that such assignment shall be deemed to be undertaken with Officer’s consent with regard to the third-party.

(h)            Background, Enumerations and Headings    The Background, enumerations and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

(i)             Gender and Number. Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include neuter or feminine gender and vice versa.

(j)             Excise Tax.    Notwithstanding anything in this Agreement to the contrary, for any taxable year(s) in which the Officer shall be liable for the payment of an Excise Tax with respect to any payment or benefit in the nature of compensation made or provided pursuant to section 2(d) of this Agreement or as a result of the compensation paid the Officer by HRB for a certain Restrictive Covenant executed by the Officer in favor of HRB as of the Commencement Date, HRB shall pay to the Officer a Gross-Up Payment in an amount such that after payment of the Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes, (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, the Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments. The determination of the Gross-Up Payment and other matters related thereto shall be subject to the applicable provisions of Section 9 of this Agreement. It is intended by the parties to this Agreement that this Section 12(j) shall survive the expiration of the Term.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Scott C. Harvard	Shore Bank,
a Virginia banking corporation

/s/ Scott C. Harvard	By: /s/ Henry P. Custis, Jr.

Date: June 1, 2008	Print Name: Henry P. Custis, Jr.
Title: Chairman
Date: June 1, 2008

Hampton Roads Bankshares, Inc.,
a Virginia corporation

By: /s/ Jack W. Gibson
Print Name: Jack W. Gibson
Title: Vice Chairman, President and
Chief Executive Officer

Date: June 1, 2008